Exhibit 5.1

[Crawford Bayley & Co. Letterhead]

April 30, 2005

Satyam Computer Services Limited
Satyam Technology Center
Bahadurpallay Village
Qutbullapur Mandal, R.R. District-500855
Hyderabad, Andhra Pradesh
India

Re: Satyam Computer Services Limited Registration Statement on Form F-3

Gentlemen:

     We have acted as your counsel in connection with the registration, offering and sale under the Securities Act of 1933, as amended, by certain selling shareholders (the “Selling Shareholders”) of up to 30,000,000 equity shares (including equity shares that the underwriters have the option to purchase from the Selling Shareholders to cover over-allotments, if any), par value Rs.2 per share (the “Shares”) of Satyam Computer Services Limited, a company with limited liability incorporated in the Republic of India (the “Company”). Each of the American Depositary Share is represented by two Shares. We have examined the registration statement on Form F-3 (the “Registration Statement”) filed by you with the United States Securities and Exchange Commission on February 25, 2005 and the Amendment No. 1 to the Registration Statement filed on April 26, 2005 for the purpose of registering the Shares. The Shares are to be sold to the underwriters for resale to the public in a form evidenced by American Depositary Receipts, to be issued by the Depositary, all as described and defined in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto (the “Underwriting Agreement”). As your counsel, we have also examined, under Indian law, the proceedings proposed to be taken in connection with such offering and sale of the Shares.

     Strictly limited to Indian law, it is our opinion that the Shares to be sold by the Selling Shareholders in the offering pursuant to the Underwriting Agreement have been duly authorized and validly issued and are fully paid and non-assessable.

     We hereby confirm to you that subject to the assumptions and limitations set forth therein, the statements set forth under the caption “Taxation—Indian Taxation” in the prospectus included in the Registration Statement constitute our opinion with respect to the Indian income tax consequences of the acquisition, ownership and disposition of the Shares and the American Depositary Shares representing such Shares.

     We consent to the reference to our firm under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus included as a part of the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,
/s/ Crawford Bayley & Co.
CRAWFORD BAYLEY & CO.